Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2025 FIRST QUARTER RESULTS

Top and Bottom-Line Results Exceed Expectations, Led by Journeys

Reaffirms Fiscal 2025 Outlook

NASHVILLE, Tenn., May 31, 2024 --- Genesco Inc. (NYSE: GCO) today reported first quarter results for the three months ended May 4, 2024.

First Quarter Fiscal 2025 Financial Summary

•
Total net sales decreased 5%; comparable sales decreased 5%
•
Comparable e-commerce sales increased 3%; comparable store sales decreased 7%
•
E-commerce sales represented 23% of retail sales compared to 21% last year
•
GAAP EPS was ($2.22) and Non-GAAP EPS was ($2.10)1
•
Inventory decreased 17% year-over-year
•
Reaffirms fiscal 2025 sales and EPS outlook

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Against continued headwinds in the operating environment, we executed to our strategic plan to deliver top and bottom-line results that were ahead of our expectations, led by our Journeys business. With new Journeys leadership in place, I am encouraged by the traction we are seeing thus far, as we work to dramatically accelerate the improvement, elevate our product assortments and enhance the experience for our consumers. In the meantime, our efforts to reduce costs and optimize our store portfolio are resulting in a leaner, more productive operating model, which will provide a nice profit tailwind as our sales improve.”

She continued, “While we have more work ahead of us, with an outstanding team in place, a strong track record of evolving and improving our businesses, and multiple initiatives already in progress, we are well positioned to unlock Journeys’ considerable earnings potential and drive value.”

_____________________

1Excludes a gross margin charge related to a distribution model transition in Genesco Brands Group, net of tax effect, and charges for severance and asset impairments, net of tax effect in the first quarter of Fiscal 2025 (“Excluded Items”). A reconciliation of loss and loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted loss and loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of loss and loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

First Quarter Review

Net sales for the first quarter of Fiscal 2025 of $458 million decreased 5% compared to $483 million in the first quarter of Fiscal 2024. The sales decrease was driven by a decline in store sales, decreased wholesale sales and the impact of net store closings, partially offset by a 3% increase in e-commerce comparable sales and a favorable foreign exchange impact. Excluding the impact of lower foreign exchange rates, net sales decreased 6% for the first quarter of Fiscal 2025 compared to the first quarter of Fiscal 2024.

Comparable Sales

Comparable Same Store and E-commerce Sales:	1QFY25	1QFY24
Journeys Group	(5)%	(14)%
Schuh Group	(7)%	13%
Johnston & Murphy Group	(3)%	18%
Total Genesco Comparable Sales	(5)%	(5)%
Same Store Sales	(7)%	(8)%
Comparable E-commerce Sales	3%	7%

The overall sales decrease of 5% for the first quarter of Fiscal 2025 compared to the first quarter of Fiscal 2024 was driven by a decrease of 5% at Journeys, a decrease of 1% at Schuh, a decrease of 4% at Johnston & Murphy and a 25% or $9 million decrease at Genesco Brands.

On a constant currency basis, Schuh sales were down 4% for the first quarter this year.

First quarter gross margin this year was 47.3%, flat compared with last year. Adjusted gross margin for the first quarter this year increased 30 basis points as a percentage of sales compared to last year. The increase as a percentage of sales compared to Fiscal 2024 is due primarily to fewer markdowns at Journeys and a greater mix of direct to consumer sales, partially offset by brand mix shift at Schuh.

Selling and administrative expense for the first quarter this year increased 220 basis points as a percentage of sales compared with last year. The increase as a percentage of sales compared to Fiscal 2024 reflects the deleverage of expenses, especially occupancy expense, selling salaries, professional fees and depreciation expense as a result of decreased revenue in the first quarter of Fiscal 2025. In absolute dollars, selling and administrative expense declined in the first quarter this year compared to last year, reflecting the impact of our cost savings initiatives, including store closures.

Genesco’s GAAP operating loss for the first quarter was $32.1 million, or 7.0% of sales this year, compared with $23.0 million, or 4.8% of sales in the first quarter last year. Adjusted for the Excluded Items in all periods, the operating loss for the first quarter was $30.0 million this year compared to $22.7 million last year. Adjusted operating margin was a loss of 6.5% of sales in the first quarter of Fiscal 2025 compared to a loss of 4.7% in the first quarter last year.

The effective tax rate for the quarter was 26.7% in Fiscal 2025 compared to 23.7% in the first quarter last year. The adjusted tax rate, reflecting Excluded Items, was 26.0% in Fiscal 2025 compared to 23.3% in the first quarter last year. The higher adjusted tax rate for the first quarter this year compared to the first quarter last year reflects an increase in the applicable statutory tax rate in our U.K. jurisdiction from 24% to 25% and an increase in the amount of foreign losses for which we are unable to recognize a tax benefit.

GAAP loss from continuing operations was $24.3 million in the first quarter of Fiscal 2025 compared to $18.9 million in the first quarter last year. Adjusted for the Excluded Items in all periods, the first quarter loss from continuing operations was $22.9 million, or $2.10 per share, in Fiscal 2025, compared to $18.7 million, or $1.59 per share, in the first quarter last year.

Cash, Borrowings and Inventory

Cash as of May 4, 2024, was $19.2 million, compared with $31.8 million as of April 29, 2023. Total debt at the end of the first quarter of Fiscal 2025 was $59.4 million compared with $118.2 million at the end of last year’s first quarter. Inventories decreased 17% on a year-over-year basis, reflecting decreased inventory for Journeys and Johnston & Murphy, partially offset by small increases at Schuh and Genesco Brands.

Capital Expenditures and Store Activity

For the first quarter this year, capital expenditures were $6 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened one store and closed 21 stores. The Company ended the quarter with 1,321 stores compared with 1,396 stores at the end of the first quarter last year, or a decrease of 5%. Square footage was down 4% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the first quarter of Fiscal 2025. During the second quarter of Fiscal 2025, through May 30, 2024, the Company repurchased 7,700 shares for $0.2 million, or $24.90 per share. The Company currently has $51.9 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company closed 17 Journeys stores in the first quarter of Fiscal 2025 and continues to evaluate up to 50 Journeys store closures in Fiscal 2025
•
The Company's cost savings program remains on track to achieve a reduction in the annualized run rate of $45 to $50 million by the end of Fiscal 2025

Fiscal 2025 Outlook

For Fiscal 2025, the Company:

•
Continues to expect total sales to decrease 2% to 3% compared to Fiscal 2024, or down 1% to 2% excluding the 53rdweek in Fiscal 2024
•
Continues to expect adjusted diluted earnings per share from continuing operations in the range of $0.60 to $1.00 2
•
Guidance assumes no further share repurchases and a tax rate of 26%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 31, 2024, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry;

competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,320 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	May 4, 2024	% of Net Sales	April 29, 2023	% of Net Sales
Net sales	$457,597	100.0%	$483,332	100.0%
Cost of sales	241,316	52.7%	254,524	52.7%
Gross margin(1)	216,281	47.3%	228,808	47.3%
Selling and administrative expenses	247,831	54.2%	251,497	52.0%
Asset impairments and other, net(2)	578	0.1%	308	0.1%
Operating loss	(32,128)	-7.0%	(22,997)	-4.8%
Other components of net periodic benefit cost	109	0.0%	92	0.0%
Interest expense, net	890	0.2%	1,651	0.3%
Loss from continuing operations before income taxes	(33,127)	-7.2%	(24,740)	-5.1%
Income tax benefit	(8,839)	-1.9%	(5,865)	-1.2%
Loss from continuing operations	(24,288)	-5.3%	(18,875)	-3.9%
Loss from discontinued operations, net of tax	(59)	0.0%	(15)	0.0%
Net Loss	$(24,347)	-5.3%	$(18,890)	-3.9%
Basic loss per share:
Before discontinued operations	$(2.22)		$(1.60)
Net loss	$(2.23)		$(1.60)
Diluted loss per share:
Before discontinued operations	$(2.22)		$(1.60)
Net loss	$(2.23)		$(1.60)
Weighted-average shares outstanding:
Basic	10,930		11,818
Diluted	10,930		11,818

(1)
Includes a $1.6 million gross margin charge related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.6 million charge in the first quarter of Fiscal 2025 which includes $0.3 million for severance and $0.3 million for asset impairments. Includes a $0.3 million charge in the first quarter of Fiscal 2024 for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	May 4, 2024	% of Net Sales	April 29, 2023	% of Net Sales
Sales:
Journeys Group	$259,445	56.7%	$272,190	56.3%
Schuh Group	92,349	20.2%	93,105	19.3%
Johnston & Murphy Group	79,207	17.3%	82,627	17.1%
Genesco Brands Group	26,596	5.8%	35,410	7.3%
Net Sales	$457,597	100.0%	$483,332	100.0%
Operating income (loss):
Journeys Group	$(18,822)	-7.3%	$(18,362)	-6.7%
Schuh Group	(5,896)	-6.4%	(1,790)	-1.9%
Johnston & Murphy Group	2,355	3.0%	4,806	5.8%
Genesco Brands Group(1)	(986)	-3.7%	(32)	-0.1%
Corporate and Other(2)	(8,779)	-1.9%	(7,619)	-1.6%
Operating loss	(32,128)	-7.0%	(22,997)	-4.8%
Other components of net periodic benefit cost	109	0.0%	92	0.0%
Interest expense, net	890	0.2%	1,651	0.3%
Loss from continuing operations before income taxes	(33,127)	-7.2%	(24,740)	-5.1%
Income tax benefit	(8,839)	-1.9%	(5,865)	-1.2%
Loss from continuing operations	(24,288)	-5.3%	(18,875)	-3.9%
Loss from discontinued operations, net of tax	(59)	0.0%	(15)	0.0%
Net Loss	$(24,347)	-5.3%	$(18,890)	-3.9%

(1)
Includes a $1.6 million gross margin charge related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.6 million charge in the first quarter of Fiscal 2025 which includes $0.3 million for severance and $0.3 million for asset impairments. Includes a $0.3 million charge in the first quarter of Fiscal 2024 for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	May 4, 2024	April 29, 2023
Assets
Cash	$19,247	$31,786
Accounts receivable	50,119	54,068
Inventories	392,671	470,763
Other current assets	46,003	42,325
Total current assets	508,040	598,942
Property and equipment	233,601	239,120
Operating lease right of use assets	420,133	477,962
Goodwill and other intangibles	36,331	65,466
Non-current prepaid income taxes	57,441	54,567
Other non-current assets	51,871	59,255
Total Assets	$1,307,417	$1,495,312

Liabilities and Equity
Accounts payable	$108,847	$143,814
Current portion operating lease liabilities	125,450	131,830
Other current liabilities	73,888	75,992
Total current liabilities	308,185	351,636
Long-term debt	59,444	118,151
Long-term operating lease liabilities	345,670	399,374
Other long-term liabilities	45,665	43,526
Equity	548,453	582,625
Total Liabilities and Equity	$1,307,417	$1,495,312

GENESCO INC.

Store Count Activity

	Balance 01/28/23	Open	Close	Balance 02/03/24	Open	Close	Balance 05/04/24
Journeys Group	1,130	27	94	1,063	1	17	1,047
Schuh Group	122	3	3	122	0	0	122
Johnston & Murphy Group	158	2	4	156	0	4	152
Total Retail Stores	1,410	32	101	1,341	1	21	1,321

GENESCO INC.

Comparable Sales

	Quarter 1
	May 4, 2024	April 29, 2023
Journeys Group	-5%	-14%
Schuh Group	-7%	13%
Johnston & Murphy Group	-3%	18%
Total Comparable Sales	-5%	-5%
Same Store Sales	-7%	-8%
Comparable E-commerce Sales	3%	7%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Three Months Ended May 4, 2024 and April 29, 2023

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1			Quarter 1
	May 4, 2024			April 29, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(24,288)	$(2.22)		$(18,875)	$(1.60)

Gross margin adjustment:
Charges related to distribution model transition	$1,581	1,151	0.10	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$244	178	0.02	$308	233	0.02
Severance	334	243	0.02	—	—	0.00
Total asset impairments and other adjustments	$578	421	0.04	$308	233	0.02

Income tax expense adjustments:
Tax impact share based awards		130	0.01		(47)	0.00
Other tax items		(345)	(0.03)		(55)	(0.01)
Total income tax expense adjustments		(215)	(0.02)		(102)	(0.01)
Adjusted loss from continuing operations (1) and (2)		$(22,931)	(2.10)		$(18,744)	(1.59)

(1)
The adjusted tax rate for the first quarter of Fiscal 2025 and 2024 is 26.0% and 23.3%, respectively.
(2)
EPS reflects 10.9 million and 11.8 million share count for the first quarter of Fiscal 2025 and 2024, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Three Months Ended May 4, 2024 and April 29, 2023

	Quarter 1 - May 4, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(18,822)	$—	$(18,822)
Schuh Group	(5,896)	—	(5,896)
Johnston & Murphy Group	2,355	—	2,355
Genesco Brands Group	(986)	1,581	595
Corporate and Other	(8,779)	578	(8,201)
Total Operating Loss	$(32,128)	$2,159	$(29,969)
% of sales	-7.0%		-6.5%

	Quarter 1 - April 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(18,362)	$—	$(18,362)
Schuh Group	(1,790)	—	(1,790)
Johnston & Murphy Group	4,806	—	4,806
Genesco Brands Group	(32)	—	(32)
Corporate and Other	(7,619)	308	(7,311)
Total Operating Loss	$(22,997)	$308	$(22,689)
% of sales	-4.8%		-4.7%

	Quarter 1
In Thousands	May 4, 2024	April 29, 2023
Gross margin, as reported	$216,281	$228,808
% of sales	47.3%	47.3%

Charges related to distribution model transition	1,581	—
Total adjustments	1,581	—

Adjusted gross margin	$217,862	$228,808
% of sales	47.6%	47.3%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 1, 2025

In millions (except per share amounts)	High Guidance Fiscal 2025		Low Guidance Fiscal 2025
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$9.0	$0.80	$4.0	$0.36

Charges related to distribution model transition	1.2	0.10	1.2	0.10

Asset impairments and other adjustments:
Asset impairments and other matters	1.1	0.10	1.5	0.14
Total asset impairments and other adjustments (1)	1.1	0.10	1.5	0.14
Adjusted forecasted earnings from continuing operations (2)	$11.3	$1.00	$6.7	$0.60

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2025 is approximately 26%.
(2)
EPS reflects 11.2 million share count for Fiscal 2025 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.